195 Church Street
New Haven, CT 06510
www.newalliancebank.com

PRESS RELEASE
Contact:
Brian S. Arsenault
Executive Vice President
NewAlliance Bank
203 789 2733

NewAlliance Bancshares, Inc. Receives Regulatory Approvals to Acquire Cornerstone Bancorp, Inc.

New Haven, CT - September 22, 2005 - NewAlliance Bancshares, Inc. (NYSE: NAL) today announced it has received the required approvals from both the Connecticut Banking Department and the FDIC to acquire Cornerstone Bancorp, Inc. (AMEX:CBN), a six-branch company headquartered in Stamford. Shareholders of Cornerstone approved the acquisition in August. The cash-and-stock transaction, valued at approximately $48.7 million when announced, is expected to close in January.

The acquisition supports NewAlliance’s growth strategy, providing it with assets of $231 million and deposits of $195 million as of June 30, 2005, and a strong immediate presence in the highly attractive Fairfield County market. In July, NewAlliance acquired Hartford-based Trust Company of Connecticut, tripling the Bank’s trust assets under management.

“We are genuinely pleased to receive the final approvals to combine two great community banks,” said Peyton R. Patterson, Chairman, President and Chief Executive Officer of NewAlliance. “It is also our first step into Fairfield County and a great complement to our existing franchise. By entering Fairfield County, we see excellent potential for growth from our wealth management and trust services to our business and retail banking operations.”

NewAlliance Bancshares is the parent company of NewAlliance Bank, the third largest bank based in Connecticut. It has 64 branches in five Connecticut counties - Hartford, Middlesex, New Haven, Tolland and Windham. At June 30, 2005, it had $6.6 billion in assets and $3.8 billion in deposits. In 2004, NewAlliance concluded a de-mutualization, acquired Alliance Bancorp (Tolland Bank) and Connecticut Bancshares (Savings Bank of Manchester), and completed the largest banking initial public offering in U.S. history.

Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company's other filings with the Securities and Exchange Commission, press releases and other communications. Actual results may also differ based on the Company's ability to successfully capture and integrate customers from this and other announced acquisitions. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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